As filed with the Securities and Exchange Commission on January 27, 2005

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Webster Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of
incorporation or organization)

06-1187536
(IRS employer identification number)

Webster Plaza
Waterbury, Connecticut 06702
(203) 578-2476
(Address of Principal Executive Offices)

First City Bank 2000 Stock Option Plan
First City Bank 1997 Stock Option Plan
First City Bank 1989 Stock Option Plan
The North American Bank and Trust Company Officers’ and Employees’ Stock Option Plan
(Full Title of the Plan)

William J. Healy
Webster Financial Corporation
Webster Plaza
Waterbury, Connecticut 06702
(203) 578-2476
(Name, address and telephone number of Agent for Service)

Copy to:
Stuart G. Stein, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-8575

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of each class of securities	to be	Offering Price	Aggregate Offering	Registration
to be registered	Registered (1)	per Share (2)	Price (2)	Fee
Common Stock, par value $.01 per share	112,689	47.985	$5,407,382	$637

(1) The Registrant is registering 45,600 shares of its common stock, reserved for issuance pursuant to the First City Bank 2000 Stock Option Plan, 25,650 shares reserved for issuance pursuant to the First City Bank 1997 Stock Option Plan, 11,970 shares reserved for issuance pursuant to the First City Bank 1989 Stock Option Plan and 29,469 shares reserved for issuance pursuant to The North American Bank and Trust Company Officers’ and Employees’ Stock Option Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended based on the average of the high and low price on January 24, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          Webster Financial Corporation (“Webster”) hereby incorporates by reference into this registration statement the following documents filed by it with the SEC:

(a)	Webster’s annual report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 001-31486) filed with the SEC on March 15, 2004.

(b)	Webster’s quarterly report on Form 10-Q for the quarter ended March 31, 2004 (File No. 001-31486) filed with the SEC on May 10, 2004.

(c)	Webster’s quarterly report on Form 10-Q for the quarter ended June 30, 2004 (File No. 001-31486) filed with the SEC on August 9, 2004.

(d)	Webster’s quarterly report on Form 10-Q for the quarter ended September 30, 2004 (File No. 001-31486) filed with the SEC on November 9, 2004.

(e)	The description of Webster’s common stock, par value $0.01 per share (“Common Stock”), contained under the heading “Description of Capital Stock and Comparison of Shareholder Rights” in Webster’s registration statement on Form S-4 (File No. 333-118923) filed with the SEC on September 10, 2004, as amended.

          In addition, all documents and reports filed by Webster subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          Not applicable.

Item 6. Indemnification of Directors and Officers.

          Reference is made to the provisions of Article 6 of Webster’s Second Restated Certificate of Incorporation and the provisions of Article IX of Webster’s Bylaws, as amended.

          Webster is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”). Section 145 of the Delaware Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of Webster, or are or were serving at the request of Webster in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity. In the case of actions brought by or in the right of Webster, Section 145 provides for indemnification only of expenses, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

          Article 6 of Webster’s Second Restated Certificate of Incorporation provides that no director will be personally liable to Webster or its stockholders for monetary damages for breach of fiduciary duty as a director other than liability

•	for any breach of such director’s duty of loyalty to Webster or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware Corporation Law, or

•	for any transaction from which the director derived an improper personal benefit.

          The foregoing indemnity and insurance provisions have the effect of reducing directors’ and officers’ exposure to personal liability for actions taken in connection with their respective positions.

          Webster’s Bylaws provide for indemnification of directors, officers, trustees, employees and agents of Webster, and for those serving in such roles with other business organizations or entities, in the event that such person was or is made a party to (or is threatened to be made a party to) any civil, criminal, administrative, arbitration or investigative action, suit, or proceeding (other than an action by or in the right of Webster) by reason of the fact that such person is or was serving in such a capacity for or on behalf of Webster. Webster will indemnify any such person against expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Webster, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similarly, Webster will indemnify such persons for expenses reasonably incurred and settlements reasonably paid in actions, suits, or proceedings brought by or in the right of Webster, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Webster; provided, however, that no indemnification will be made against expenses in respect of any claim, issue, or matter as to which such person is adjudged to be liable to Webster or against amounts paid in settlement unless and only to the extent that there is a determination made by the appropriate party set forth in the Bylaws that the person to be indemnified is, in view of all the circumstances of the case, fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement. In addition, Webster may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, or agent of Webster or is acting in such capacity for another business organization or entity at Webster’s request, against any liability asserted against such person and incurred in such capacity, or arising out of such person’s status as such, whether or not Webster would have the power or obligation to indemnify him against such liability under the provisions of Article IX of Webster’s Bylaws.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Webster pursuant to the foregoing provisions, or otherwise, Webster has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Webster of expenses incurred or paid by a director, officer or controlling person of Webster in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Webster will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

          Not applicable.

Item 8. Exhibits.

Exhibit
No.	Exhibit
4.1	Specimen common stock certificate (filed as Exhibit 4.1 to the Corporation’s Registration Statement on Form S-3 (File No. 333-81563) filed with the SEC on June 25, 1999 and incorporated herein by reference).

4.2	Rights Agreement, dated as of February 5, 1996, between the Corporation and Chemical Mellon Shareholder Services, L.L.C. (filed as Exhibit 1 to the Corporation’s Current Report on Form 8-K filed with the SEC on February 12, 1996 and incorporated herein by reference).

4.3	Amendment No. 1 to Rights Agreement, entered into as of November 4, 1996, by and between the Corporation and ChaseMellon Shareholder Services, L.L.C. (filed as an exhibit to the Corporation’s Current Report on Form 8-K filed with the SEC on November 25, 1996 and incorporated herein by reference).

4.4	Amendment No. 2 to Rights Agreement, entered into as of October 30, 1998, between the Corporation and American Stock Transfer & Trust Company (filed as Exhibit 1 to the Corporation’s Current Report on Form 8-K filed with the SEC on October 30, 1998 and incorporated herein by reference).

5	Opinion of Hogan & Hartson L.L.P. as to the validity of the securities registered hereunder, including the consent of Hogan & Hartson L.L.P.

23.1	Consent of KPMG LLP.

23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5).

Exhibit
No.	Exhibit
24	Power of Attorney (included on the signature page in Part II of this Registration Statement).

99.1	First City Bank 2000 Stock Option Plan.

99.2	First City Bank 1997 Stock Option Plan.

99.3	First City Bank 1989 Stock Option Plan.

99.4	The North American Bank and Trust Company Officers’ and Employees’ Stock Option Plan.

SIGNATURES

     Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certified that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waterbury, state of Connecticut, on December 30, 2004.

WEBSTER FINANCIAL CORPORATION

By:	/s/ James C. Smith

James C. Smith
Chairman and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below appoints James C. Smith or Harriet Munrett Wolfe, jointly and severally, each in his or her own capacity, as true and lawful attorneys-in-fact, with full power or substitution in such person’s name, place and stead, in any and all capacities to sign any amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          This Power of Attorney is valid as of its execution, until its withdrawal.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below, on this 30th day of December, 2004.

Signature	Title

/s/ James C. Smith	Chairman and Chief Executive Officer and Director

James C. Smith

/s/ William J. Healy	Executive Vice President and Chief Financial Officer
William J. Healy	(Principal Financial Officer and Principal Accounting Officer)

/s/ Joel S. Becker	Director

Joel S. Becker

/s/ William T. Bromage	Director

William T. Bromage

/s/ George T. Carpenter	Director

George T. Carpenter

Signature	Title

/s/ John J. Crawford	Director
John J. Crawford

/s/ Robert A. Finkenzeller	Director
Robert A. Finkenzeller

/s/ Roger A. Gelfenbien	Director
Roger A. Gelfenbien

Director
C. Michael Jacobi

/s/ Laurence C. Morse	Director
Laurence C. Morse

Director
Robert F. Stoico

Exhibit Index

Exhibit
No.	Exhibit
4.1	Specimen common stock certificate (filed as Exhibit 4.1 to the Corporation’s Registration Statement on Form S-3 (File No. 333-81563) filed with the SEC on June 25, 1999 and incorporated herein by reference).

4.2	Rights Agreement, dated as of February 5, 1996, between the Corporation and Chemical Mellon Shareholder Services, L.L.C. (filed as Exhibit 1 to the Corporation’s Current Report on Form 8-K filed with the SEC on February 12, 1996 and incorporated herein by reference).

4.3	Amendment No. 1 to Rights Agreement, entered into as of November 4, 1996, by and between the Corporation and ChaseMellon Shareholder Services, L.L.C. (filed as an exhibit to the Corporation’s Current Report on Form 8-K filed with the SEC on November 25, 1996 and incorporated herein by reference).

4.4	Amendment No. 2 to Rights Agreement, entered into as of October 30, 1998, between the Corporation and American Stock Transfer & Trust Company (filed as Exhibit 1 to the Corporation’s Current Report on Form 8-K filed with the SEC on October 30, 1998 and incorporated herein by reference).

5	Opinion of Hogan & Hartson L.L.P. as to the validity of the securities registered hereunder, including the consent of Hogan & Hartson L.L.P.

23.1	Consent of KPMG LLP.

23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5).

24	Power of Attorney (included on the signature page in Part II of this Registration Statement).

99.1	First City Bank 2000 Stock Option Plan.

99.2	First City Bank 1997 Stock Option Plan.

99.3	First City Bank 1989 Stock Option Plan.

99.4	The North American Bank and Trust Company Officers and Employees Stock Option Plan.